Exhibit 99.2

VITAMIN SHOPPE, INC.	NEWS RELEASE
300 Harmon Meadow Blvd
Secaucus, NJ 07094
(201) 868-5959 www.vitaminshoppe.com

VITAMIN SHOPPE, INC. PRICES $125 MILLION OF 2.25% CONVERTIBLE SENIOR NOTES

Secaucus, NJ (December 3, 2015) – The Vitamin Shoppe®, a multi-channel specialty retailer and manufacturer of nutritional products today announced the pricing of $125 million in aggregate principal amount of 2.25% Convertible Senior Notes due 2020 (the “convertible notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The convertible notes will be convertible into cash, shares of the Vitamin Shoppe’s common stock or a combination thereof, at the Company’s election based on an initial conversion rate of 25.1625 shares of common stock per $1,000 principal amount (equivalent to an initial conversion price of approximately $39.74 per share, which represents a premium of approximately 27.5% to the NYSE closing price of the Vitamin Shoppe’s common stock on the date hereof). The Company granted an option to the initial purchasers for up to an additional $18.75 million aggregate principal amount of convertible notes, to cover over-allotments. The convertible notes will bear cash interest at a rate of 2.25% per annum, payable semi-annually on June 1 and December 1, beginning on June 1, 2016. The convertible notes will not be redeemable prior to maturity.

The Company intends to use the proceeds to repurchase approximately $52 million worth of its common stock from purchasers of convertible notes in privately negotiated transactions, and expects to use the remaining net proceeds to repurchase additional shares through privately negotiated transactions, one or more accelerated share repurchase agreements, and/or open market repurchases, including through programs implemented pursuant to Rule 10b5-1 under the

Securities Exchange Act and to fund the cost of the convertible note hedge transactions described below (after such cost is partially offset by the proceeds received by the Company from the sale of the warrant transactions described below) and to pay fees and expenses.

In connection with the pricing of the convertible notes, the Company entered into convertible note hedge transactions with Bank of America, N.A. and JPMorgan Chase Bank, National Association (the “Option Counterparties”), in order to offset any amount the Company is required to pay or deliver in excess of the principal amount upon conversion of the convertible notes in the event that the market price of the Company’s common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions (which will initially correspond to the initial conversion price of the convertible notes and be subject to certain adjustments under the terms of the convertible note hedge transactions). The Company also entered into separate warrant transactions with the Option Counterparties, which would have a dilutive effect with respect to the Company’s common stock to the extent that the market price of the Company’s common stock, as measured under the terms of the warrant transactions, exceeds the applicable strike price of the warrants.

If the initial purchasers exercise their over-allotment option, the Company expects to enter into additional convertible note hedge transactions and additional warrant transactions with the Option Counterparties on terms similar to those described above.

The Company has been advised by the Option Counterparties that, in connection with establishing their initial hedge positions with respect to the convertible note hedge transactions, and the warrant transactions, the Option Counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly after the pricing of the convertible notes. This activity could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the convertible notes at that time.

In addition, the Company has been advised that the Option Counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Company’s common stock and/or purchasing or selling shares of the Company’s common stock or other securities of the Company in secondary market transactions following the pricing of the convertible notes and prior to the maturity of the convertible notes (and are likely to do so during any observation period related to a conversion of convertible notes). This activity could also cause or avoid an increase or a decrease in the market price of the Company’s common stock or the convertible notes, which could affect the ability of holders of the convertible notes to convert the convertible notes and, to the extent the activity occurs during any observation period related to a conversion of convertible notes, could affect the amount and value of the consideration that holders of the convertible notes will receive upon conversion of the convertible notes.

The closing of the convertible notes is expected to take place on December 9, 2015 and is subject to customary closing conditions. The share repurchases described herein are subject to market conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The convertible notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). The convertible notes and the shares of common stock issuable upon conversion of the convertible notes, if any, will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its websites, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 850 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM, Next StepTM, Betancourt Nutrition and Nutri-Force Sports® brands. The Vitamin Shoppe conducts business through more than 700 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its website.

CONTACTS:

Investors:	Media:
Kathleen Heaney	Meghan Biango
646-912-3844	Manager, Corporate Communications
ir@vitaminshoppe.com	201-552-6017
meghan.biango@vitaminshoppe.com
AAB990